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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                     FORM 15

    CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-21785

                                 ---------------

                            RIM SEMICONDUCTOR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              305 N.E. 102ND AVENUE
                                    SUITE 105
                             PORTLAND, OREGON 97220
                                 (503) 257-6700
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

          SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                  REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    |X|       Rule 12h-3(b)(1)(ii)       |_|
           Rule 12g-4(a)(1)(ii)   |_|       Rule 12h-3(b)(2)(i)        |_|
           Rule 12g-4(a)(2)(i)    |_|       Rule 12h-3(b)(2)(ii)       |_|
           Rule 12g-4(a)(2)(ii)   |_|       Rule 15d-6                 |_|
           Rule 12h-3(b)(1)(i)    |_|

     Approximate number of holders of record as of the certification or notice date: None

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     Pursuant to the requirements of the Securities Exchange Act of 1934, Rim
Semiconductor Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                Rim Semiconductor Company


DATE: January 20, 2006          BY: /s/ BRAD KETCH
     ---------------------          --------------------------------------------
                                    NAME:  Brad Ketch
                                         ---------------------------------------
                                    TITLE: President and Chief Executive Officer
                                           -------------------------------------